UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2016

Universal Forest Products, Inc.
(Exact name of registrant as specified in charter)

Michigan (State or other Jurisdiction of Incorporation)	0-22684 (Commission File Number)	38-1465835 (IRS Employer Identification No.)

2801 East Beltline, NE Grand Rapids, Michigan (Address of Principal Executive Offices)	49525 (Zip Code)

Registrant's telephone number, including area code: (616) 364-6161

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement
Merger Agreement

On September 1, 2016, Universal Forest Products, Inc., a Michigan corporation (the "Company"), UFP Apple Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), idX Holdings, Inc., a Delaware corporation ("idX"), ABP II SR, L.L.C., a Delaware limited liability company, and, for certain limited purposes, Acon-Bastion Partners II, L.P., a Delaware limited partnership, Acon-Bastion Partners II (Offshore), L.P., a Cayman Islands exempted limited partnership, and Terrence L. Schultz, an individual, entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the Company's acquisition of idX.

idX specializes in the design, production and installation of customized in-store environments that are used in a range of end markets. It is a one stop shop, offering a comprehensive portfolio of custom products (including display shelves, cases, fixtures, seating and signage) in a broad range of materials, along with a broad suite of value added services, including design, prototyping and manufacturing. idX has a global footprint that includes close to 20 facilities and sales offices strategically located across North America, China, India and the U.K.

Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into idX (the "Merger") so that iDX will continue as the surviving corporation of the Merger and will become a wholly owned subsidiary of the Company. The Merger Agreement has been unanimously approved by the boards of directors of the Company, Merger Sub and idX.

The aggregate purchase price payable by the Company for idX's capital stock pursuant to the Merger is approximately $68.0 million, subject to adjustments for idX's transaction expenses and net working capital at closing. Additionally, at closing the Company will advance to idX approximately $94.5 million to retire outstanding debt and certain other obligations, and $1.625 million of the purchase price will be held in escrow until the earlier of (x) 30 days after delivery to the surviving corporation of its audit for the fiscal year ending December 31, 2017 and (y) June 30, 2018.

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, (i) each issued and outstanding share of idX preferred stock will be automatically canceled and converted into the right to receive a portion of the aggregate purchase price, and (ii) each issued and outstanding share of idX common stock will be automatically canceled and converted into the right to receive a portion of the aggregate purchase price, (iii) shares of idX owned by the Company, Merger Sub or idX or any of their respective direct or indirect wholly owned subsidiaries shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and (iv) each outstanding option or warrant relating to idX's stock shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

The consummation of the Merger is subject to certain conditions, including, without limitation, (i) the absence of any legal proceedings to prevent, enjoin or otherwise delay the closing, and (ii) the absence of any order, injunction, judgment, decree, stipulation, determination, ruling, writ, assessment, arbitration or other award prohibiting the Merger. Moreover, each party's obligation to consummate the Merger is subject to certain other customary conditions, including, without limitation, (i) the accuracy of the other party's representations and warranties (subject to customary materiality qualifiers), and (ii) the other party's compliance with its covenants and agreements contained in the Merger Agreement (subject to customary materiality qualifiers). Each of the Company, Merger Sub and idX has made customary representations and warranties and has agreed to customary covenants. The Merger is expected to close by the end of the third quarter of this year.

The foregoing description of the Merger Agreement is not a complete description of all of the parties' rights and obligations under the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which will be filed with the Company's next periodic report.

Item 8.01	Other Events

On September 1, 2016, the Company issued a press release announcing the execution of the Merger Agreement. The press release is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements, Pro Forma Financial Information, and Exhibits

(d) Exhibits: The following document is attached as an exhibit to this report on Form 8-K:

99.1	Press Release dated September 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL FOREST PRODUCTS, INC.
(Registrant)

Dated: September 1, 2016	By:	/s/ Michael R. Cole
Michael R. Cole
Principal Financial Officer and Treasurer
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EXHIBIT INDEX

Exhibit Number	Document

99.1	Press Release dated September 1, 2016.

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